December 2007 Pricing Sheet dated December 7, 2007 relating to Preliminary Terms No. 453 dated December 7, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

RevConsSM

Based on the Shares of the Financial Select Sector SPDR Fund Due June 12, 2008
Reverse Convertible Securities

PRICING TERMS – DECEMBER 7, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	June 12, 2008
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of shares of the Financial Select Sector SPDR Fund equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	31.62555
Trigger level:	80%
Trigger price:	$25.296
Determination date:	June 9, 2008 (three business days before the maturity date)
Coupon:	13% per annum, payable monthly beginning January 12, 2008
Initial share price:	$31.62
Pricing date:	December 7, 2007
Original issue date:	December 12, 2007
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174462C2
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per RevCons:	$1,000	$12	$988
Total:	$3,000,000	$36,000	$2,964,000

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 453 dated December 7, 2007
Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.